Waste Connections Reports Fourth Quarter Results And Provides 2015 Outlook

Fourth Quarter 2014 Highlights

 -- Revenue of $526.2 million, up 8.3%

 -- Reports solid waste price + volume growth of 5.2% and over 20% E&P waste growth

 -- Adjusted EBITDA* of $178.2 million, or 33.9% of revenue, up 8.3%

 -- GAAP EPS of $0.49 and adjusted EPS* of $0.51, up 15.9%

 -- Resumes share repurchase program

Full-Year 2014 Highlights

 -- Revenue of $2.08 billion, up 7.8%

 -- Adjusted EBITDA* of $717.1 million, or 34.5% of revenue, up 9.1%

 -- Net cash provided by operating activities of $545.2 million

 -- Adjusted free cash flow* of $321.6 million, or 15.5% of revenue

Looking at 2015

 -- Announces solid waste and E&P waste acquisitions with estimated $30 million revenue

 -- Refinances bank facilities to expand capacity and reduce borrowing costs

 -- Expects double-digit YoY growth in adjusted free cash flow*

THE WOODLANDS, Texas, Feb. 9, 2015 /PRNewswire/ -- Waste Connections, Inc. (NYSE: WCN) today announced its results for the fourth quarter of 2014. Revenue totaled $526.2 million, an 8.3% increase over revenue of $485.9 million in the year ago period. Operating income was $114.0 million compared to $99.4 million in the fourth quarter of 2013. Adjusted EBITDA* in the fourth quarter was $178.2 million, or 33.9% of revenue, compared to $164.5 million, or 33.9% of revenue, in the prior year period. Adjusted EBITDA, a non-GAAP measure, excludes the impact of items such as impairments and other operating charges or gains, and acquisition-related costs, as shown in the detailed reconciliation in the attached table.

Net income attributable to Waste Connections in the quarter was $60.8 million, or $0.49 per share on a diluted basis of 124.8 million shares. In the year ago period, the Company reported net income attributable to Waste Connections of $49.4 million, or $0.40 per share on a diluted basis of 124.4 million shares.

Adjusted net income attributable to Waste Connections* in the quarter was $63.3 million, or $0.51 per share, versus $54.5 million, or $0.44 per share, in the prior year period. Adjusted net income and adjusted net income per diluted share, both non-GAAP measures, exclude certain items net of tax, as shown in the detailed reconciliation in the attached table, that affect comparability of results between periods.

"Q4 capped off an exceptional year for Waste Connections, with solid waste volume growth and increased E&P disposal activity once again driving better than expected revenue in the period and providing strong momentum into 2015. More importantly, the quality of revenue growth in 2014 enabled us to expand margins and deliver over $320 million of adjusted free cash flow* despite a record amount of capital expenditures in the year, including the construction of three new disposal facilities and pulling forward an additional $20 million of capital expenditures to take advantage of the extension of bonus depreciation enacted late in the year," said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

Mr. Mittelstaedt added, "As we look at 2015, we believe our solid waste business is well positioned for continued strength in organic growth and margin expansion. E&P waste activity will undoubtedly be impacted by the recent precipitous drop in crude oil prices. But just as we outperformed macro E&P spending activity in 2014 with our E&P waste revenue growth up over 20%, we believe we are also well positioned to outperform any macro decrease in E&P spending activity in 2015 given our asset positioning within each basin and the additional facilities we have either opened or acquired that were not reflected in full year 2014 results. Regardless of the actual level of E&P activity in 2015, we believe the strong free cash flow generative characteristics of our solid waste and E&P waste businesses should position us for double-digit free cash flow growth in 2015."

Mr. Mittelstaedt concluded, "With over $350 million of free cash flow expected in the upcoming year, we have the flexibility to fund additional growth opportunities and increase the return of capital to stockholders. To that end, we are pleased to announce additional acquisitions in both solid waste and E&P waste with combined revenue of approximately $30 million completed in January, and the recent resumption of our share repurchase program."

For the year ended December 31, 2014, revenue was $2.08 billion, a 7.8% increase over revenue of $1.93 billion in 2013. Operating income was $449.3 million compared to $393.4 million in the prior year. Adjusted EBITDA* in 2014 was $717.1 million, or 34.5% of revenue, compared to $657.0 million, or 34.1% of revenue, in the prior year.

Net income attributable to Waste Connections in 2014 was $232.5 million, or $1.86 per share on a diluted basis of 124.8 million shares. In 2013, the Company reported net income attributable to Waste Connections of $195.7 million, or $1.58 per share on a diluted basis of 124.2 million shares. Adjusted net income attributable to Waste Connections* in 2014 was $254.2 million, or $2.04 per share, compared to $221.7 million, or $1.79 per share, in the prior year.

2015 OUTLOOK

Waste Connections also announced its outlook for 2015, which assumes no change in the current economic environment and an estimated 25% to 30% year-over-year reduction in E&P linear feet drilled. The Company's outlook excludes the impact of any additional acquisitions and expensing of acquisition-related transaction costs. The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic SEC filings. Certain components of the outlook for 2015 are subject to quarterly fluctuations.

  Revenue is estimated to be approximately $2.15 billion, of which $260 million to $275 million is expected to be E&P waste-related.
  Adjusted EBITDA* is estimated to be between 33.5% and 34.0% of revenue, the components of which as a percentage of revenue are as follows:
    Operating income is estimated to be between 21.0% and 21.5% of revenue;
    Depreciation and depletion expense is estimated to be approximately 11.2% of revenue;
    Amortization of intangibles expense is estimated to be approximately 1.25% of revenue; and,
    Closure and post-closure accretion expense is estimated to be approximately 0.15% of revenue.
  Net interest expense is estimated to be approximately $60 million.
  Effective tax rate is expected to be approximately 39.4%.
  Noncontrolling interests is estimated to reduce net income by approximately $0.5 million.
  Net cash provided by operating activities is estimated to be approximately 26.0% of revenue.
  Capital expenditures are estimated to be between $200 million and $210 million.

CONFERENCE CALL

Waste Connections will be hosting a conference call related to fourth quarter earnings and 2015 outlook on February 10th at 8:30 A.M. Eastern Time. The call will be broadcast live over the Internet at www.streetevents.com or through a link on our website at www.wasteconnections.com. A playback of the call will be available at both of these websites.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

Waste Connections, Inc. is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets. Through its R360 Environmental Solutions subsidiary, the Company is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than two million residential, commercial, industrial, and exploration and production customers from a network of operations in 32 states. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in The Woodlands, Texas.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (832) 442-2200.

Information Regarding Forward-Looking Statements

Certain statements contained in this release are forward-looking in nature, including statements related to: the Company's expected 2015 financial results, capital expenditures, outlook and related assumptions, including expectations with respect to E&P linear feet drilled and the impact of crude oil prices on E&P waste activity, and the Company's ability to generate adjusted free cash flow; trends in our business; the expected contribution from recently completed acquisitions; expected acquisition activity; the Company's ability to finance additional acquisitions and newly permitted E&P waste facilities; and the Company's ability to grow and expand margins. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) negative trends or volatility in crude oil prices may adversely affect the level of exploration, development and production activity of E&P companies and the demand for our E&P waste services; (2) our results are vulnerable to economic conditions; (3) our E&P waste business depends on the willingness of E&P companies to outsource their waste services activities; (4) our industry is highly competitive and includes larger and better capitalized companies, companies with lower prices, return expectations or other advantages, and governmental service providers, which could adversely affect our ability to compete and our operating results; (5) our financial and operating performance may be affected by the inability to renew landfill operating permits, obtain new landfills and expand existing ones; (6) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions; (7) our indebtedness could adversely affect our financial condition and limit our financial flexibility; (8) price increases may not be adequate to offset the impact of increased costs, or may cause us to lose volume; (9) fluctuations in prices for recycled commodities that we sell and rebates we offer to customers may cause our revenues and operating results to decline; (10) we have limited experience in running an E&P waste treatment, recovery and disposal business; (11) the seasonal nature of our business and "event-driven" waste projects cause our results to fluctuate; (12) we may lose contracts through competitive bidding, early termination or governmental action; (13) alternatives to landfill disposal may cause our revenues and operating results to decline; (14) increases in labor costs could impact our financial results; (15) increases in the price of diesel or compressed natural gas fuel may adversely affect our collection business and reduce our operating margins; (16) labor union activity could divert management attention and adversely affect our operating results; (17) we could face significant withdrawal liability if we withdraw from participation in one or more multiemployer pension plans in which we participate and the accrued pension benefits are not fully funded; (18) our financial results could be adversely affected by impairments of goodwill or indefinite-lived intangibles; (19) pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements; (20) we may be subject in the normal course of business to judicial, administrative or other third-party proceedings that could interrupt or limit our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity; (21) increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings; (22) we rely on computer systems to run our business and disruptions or privacy breaches in these systems could impact our ability to service our customers and adversely affect our financial results, damage our reputation, and expose us to litigation risk; (23) a portion of our growth and future financial performance depends on our ability to integrate acquired businesses, and the success of our acquisitions; (24) each business that we acquire or have acquired may have liabilities or risks that we fail or are unable to discover, or that become more adverse to our business than we anticipated at the time of acquisition; (25) extensive and evolving environmental, health and safety laws and regulations may restrict our operations and growth and increase our costs; (26) our E&P waste business could be adversely affected by changes in laws regulating E&P waste; (27) changes in laws or government regulations regarding hydraulic fracturing could increase our customers' costs of doing business and reduce oil and gas production by our customers, which could adversely impact our business; (28) future changes in laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results;.(29) extensive regulations that govern the design, operation and closure of landfills may restrict our landfill operations or increase our costs of operating landfills; (30) our financial results are based upon estimates and assumptions that may differ from actual results; (31) our accruals for our landfill site closure and post-closure costs may be inadequate; (32) we depend significantly on the services of the members of our senior and regional management team, and the departure of any of those persons could cause our operating results to suffer; (33) our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results; (34) liabilities for environmental damage may adversely affect our financial condition, business and earnings; and (35) if we are not able to develop and protect intellectual property, or if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

– financial tables attached –

CONTACT:

Worthing Jackman / (832) 442-2266	Mary Anne Whitney / (832) 442-2253
worthingj@wasteconnections.com	maryannew@wasteconnections.com

WASTE CONNECTIONS, INC. CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2014 (Unaudited) (in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2014	2013	2014
Revenues	$485,877	$526,213	$1,928,795	$2,079,166
Operating expenses:
Cost of operations	270,232	290,528	1,064,819	1,138,388
Selling, general and administrative	52,947	59,311	212,637	229,474
Depreciation	56,176	59,024	218,454	230,944
Amortization of intangibles	6,550	6,842	25,410	27,000
Impairments and other operating charges (gains)	542	(3,444)	4,129	4,091
Loss on prior office leases	-	-	9,902	-
Operating income	99,430	113,952	393,444	449,269

Interest expense	(17,728)	(16,008)	(73,579)	(64,674)
Other income (expense), net	(418)	1,319	1,056	1,067
Income before income tax provision	81,284	99,263	320,921	385,662

Income tax provision	(31,867)	(38,342)	(124,916)	(152,335)
Net income	49,417	60,921	196,005	233,327
Plus (less): Net loss (income) attributable to noncontrolling interests	9	(159)	(350)	(802)
Net income attributable to Waste Connections	$49,426	$60,762	$195,655	$232,525

Earnings per common share attributable to Waste Connections' common stockholders:
Basic	$0.40	$0.49	$1.58	$1.87

Diluted	$0.40	$0.49	$1.58	$1.86

Shares used in the per share calculations:
Basic	123,716,885	124,321,782	123,597,540	124,215,346
Diluted	124,386,756	124,813,639	124,165,052	124,787,421

Cash dividends per common share	$0.115	$0.13	$0.415	$0.475

WASTE CONNECTIONS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts)

	December 31, 2013	December 31, 2014
ASSETS
Current assets:
Cash and equivalents	$13,591	$14,353
Accounts receivable, net of allowance for doubtful accounts of $7,348 and $9,175 at December 31, 2013 and 2014, respectively	234,001	259,969
Deferred income taxes	41,275	49,508
Prepaid expenses and other current assets	39,638	42,314
Total current assets	328,505	366,144

Property and equipment, net	2,450,649	2,594,205
Goodwill	1,675,154	1,693,789
Intangible assets, net	527,871	509,995
Restricted assets	35,921	40,841
Other assets, net	46,152	45,057
	$5,064,252	$5,250,031
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$105,394	$120,717
Book overdraft	12,456	12,446
Accrued liabilities	119,026	120,947
Deferred revenue	71,917	80,915
Current portion of contingent consideration	30,840	21,637
Current portion of long-term debt and notes payable	5,385	3,649
Total current liabilities	345,018	360,311

Long-term debt and notes payable	2,067,590	1,975,916
Long-term portion of contingent consideration	24,710	48,528
Other long-term liabilities	77,035	92,900
Deferred income taxes	501,692	538,635
Total liabilities	3,016,045	3,016,290

Commitments and contingencies

Equity:
Preferred stock: $0.01 par value; 7,500,000 shares authorized; none issued and outstanding	-	-
Common stock: $0.01 par value; 250,000,000 shares authorized; 123,566,487 and 123,984,527 shares issued and outstanding at December 31, 2013 and 2014, respectively	1,236	1,240
Additional paid-in capital	796,085	811,289
Accumulated other comprehensive loss	(1,869)	(5,593)
Retained earnings	1,247,630	1,421,249
Total Waste Connections' equity	2,043,082	2,228,185
Noncontrolling interest in subsidiaries	5,125	5,556
Total equity	2,048,207	2,233,741
	$5,064,252	$5,250,031

WASTE CONNECTIONS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2014 (Unaudited) (Dollars in thousands)

	Twelve months ended December 31,
	2013	2014
Cash flows from operating activities:
Net income	$196,005	$233,327
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	2,853	8,239
Depreciation	218,454	230,944
Amortization of intangibles	25,410	27,000
Deferred income taxes, net of acquisitions	38,680	31,031
Amortization of debt issuance costs	3,655	3,085
Equity-based compensation	15,397	18,446
Interest income on restricted assets	(386)	(446)
Interest accretion	4,812	5,076
Excess tax benefit associated with equity-based compensation	(3,765)	(7,518)
Payment of contingent consideration recorded in earnings	(5,059)	(1,074)
Adjustments to contingent consideration not settled in cash	1,276	(4,148)
Net change in operating assets and liabilities, net of acquisitions	(13,271)	1,258
Net cash provided by operating activities	484,061	545,220

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(64,156)	(126,181)
Proceeds from adjustment to acquisition consideration	18,000	-
Capital expenditures for property and equipment	(209,874)	(241,277)
Proceeds from disposal of assets	11,019	9,421
Change in restricted assets, net of interest income	(646)	(4,475)
Other	(5,358)	(896)
Net cash used in investing activities	(251,015)	(363,408)

Cash flows from financing activities:
Proceeds from long-term debt	327,600	432,500
Principal payments on notes payable and long-term debt	(493,560)	(525,909)
Payment of contingent consideration recorded at acquisition date	(23,941)	(24,990)
Change in book overdraft	(110)	(11)
Proceeds from option and warrant exercises	2,464	3,375
Excess tax benefit associated with equity-based compensation	3,765	7,518
Payments for repurchase of common stock	-	(7,317)
Payments for cash dividends	(51,213)	(58,906)
Tax withholdings related to net share settlements of restricted stock units	(5,439)	(6,814)
Distributions to noncontrolling interests	(198)	(371)
Debt issuance costs	(2,035)	(125)
Net cash used in financing activities	(242,667)	(181,050)

Net increase (decrease) in cash and equivalents	(9,621)	762
Cash and equivalents at beginning of period	23,212	13,591
Cash and equivalents at end of period	$13,591	$14,353

ADDITIONAL STATISTICS (Dollars in thousands)

Solid Waste Internal Growth: The following table reflects a breakdown of the components of our solid waste internal growth for the three and twelve months ended December 31, 2014:

	Three months ended December 31, 2014	Twelve months ended December 31, 2014
Solid Waste Internal Growth: Core Price	2.9%	2.8%
Surcharges	0.0%	0.0%
Volume	2.3%	2.1%
Recycling	(0.6%)	(0.6%)
Total Solid Waste Internal Growth	4.6%	4.3%

Revenue Breakdown: The following table reflects a breakdown of our revenue and inter-company eliminations for the three and twelve month periods ending December 31, 2014:

	Three Months Ended December 31, 2014
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$327,224	$(918)	$326,306	62.0%
Solid Waste Disposal and Transfer	155,557	(59,958)	95,599	18.2%
Solid Waste Recycling	13,513	(516)	12,997	2.5%
E&P Waste Treatment, Recovery and Disposal	84,884	(4,194)	80,690	15.3%
Intermodal and Other	10,845	(224)	10,621	2.0%
Total	$592,023	$(65,810)	$526,213	100.0%

	Twelve Months Ended December 31, 2014
	Revenue	Inter-Company Elimination	Reported Revenue	%
Solid Waste Collection	$1,289,906	$(3,593)	$1,286,313	61.9%
Solid Waste Disposal and Transfer	617,161	(235,851)	381,310	18.3%
Solid Waste Recycling	58,226	(2,118)	56,108	2.7%
E&P Waste Treatment, Recovery and Disposal	326,934	(16,862)	310,072	14.9%
Intermodal and Other	46,291	(928)	45,363	2.2%
Total	$2,338,518	$(259,352)	$2,079,166	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and twelve month periods ending December 31, 2013 and 2014:

	Three months ended December 31,		Twelve months ended December 31,
	2013	2014	2013	2014
Solid waste, net	$2,112	$4,929	$31,529	$17,932
E&P waste, net	16,301	3,792	187,261	3,792
Acquisitions, net	$18,413	$8,721	$218,790	$21,724

ADDITIONAL STATISTICS (continued) (Dollars in thousands)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and twelve month periods ending December 31, 2013 and 2014:

	Three months ended December 31,		Twelve months ended December 31,
	2013	2014	2013	2014
Cash Interest Paid	$23,955	$22,275	$66,985	$60,224
Cash Taxes Paid	30,700	26,596	81,710	116,239

Debt to Book Capitalization as of December 31, 2014: 47%

Internalization for the three months ended December 31, 2014: 53%

Days Sales Outstanding for the three months ended December 31, 2014: 45 (31 net of deferred revenue)

Share Information for the three months ended December 31, 2014:

Basic shares outstanding	124,321,782
Dilutive effect of options and warrants	51,133
Dilutive effect of restricted stock units	440,724
Diluted shares outstanding	124,813,639

NON-GAAP RECONCILIATION SCHEDULE
(in thousands)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company's operations. Waste Connections defines adjusted EBITDA as net income, plus income tax provision, plus interest expense, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any impairments and other operating charges or gains, plus other expense, less other income. The Company further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of our business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted EBITDA differently.

	Three months ended December 31, 2014		Twelve months ended December 31, 2014
	2013	2014	2013	2014
Net income	$49,417	$60,921	$196,005	$233,327
Plus: Income tax provision	31,867	38,342	124,916	152,335
Plus: Interest expense	17,728	16,008	73,579	64,674
Plus: Depreciation and amortization	62,726	65,866	243,864	257,944
Plus: Closure and post-closure accretion	727	1,018	2,967	3,627
Plus/Less: Impairments and other operating charges (gains) (a)	542	(3,444)	4,129	4,091
Plus/Less: Other expense (income), net	418	(1,319)	(1,056)	(1,067)
Adjustments:
Plus: Loss on prior office leases (b)	-	-	9,902	-
Plus: Acquisition-related costs (c)	972	763	1,946	2,147
Plus: Corporate relocation expenses (d)	113	-	750	-
Adjusted EBITDA	$164,510	$178,155	$657,002	$717,078

As % of revenues	33.9%	33.9%	34.1%	34.5%

(a)	Reflects the addback of impairments and other operating charges (gains).
(b)	Reflects the addback of the loss on prior office leases in 2013 resulting primarily from the relocation of the Company's corporate headquarters from California to Texas.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects the addback of costs associated with the relocation of the Company's corporate headquarters from California to Texas.

NON-GAAP RECONCILIATION SCHEDULE (continued)
(in thousands)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company's operations. Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus proceeds from disposal of assets, plus or minus change in book overdraft, plus excess tax benefit associated with equity-based compensation, less capital expenditures for property and equipment and distributions to noncontrolling interests. The Company further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business. This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Other companies may calculate adjusted free cash flow differently.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2014	2013	2014
Net cash provided by operating activities	$98,657	$130,593	$484,061	$545,220
Plus/Less: Change in book overdraft	264	169	(110)	(11)
Plus: Proceeds from disposal of assets	1,945	3,282	11,019	9,421
Plus: Excess tax benefit associated with equity-based compensation	226	341	3,765	7,518
Less: Capital expenditures for property and equipment	(69,002)	(92,433)	(209,874)	(241,277)
Less: Distributions to noncontrolling interests	-	-	(198)	(371)
Adjustments:
Payment of contingent consideration recorded in earnings (a)	-	1,074	5,059	1,074
Loss on prior office leases (b)	9,690	-	9,690	-
Corporate office relocation (c)	113	-	2,159	-
Tax effect (d)	(3,749)	-	(3,992)	-
Adjusted free cash flow	$38,144	$43,026	$301,579	$321,574

As % of revenues	7.9%	8.2%	15.6%	15.5%

(a)

Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and a component of cash flow from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.

(b)	Reflects the addback for the payment to terminate the remaining lease obligations of the Company's former headquarters in Folsom, California.
(c)	Reflects the addback of third party expenses and reimbursable advances to employees associated with the relocation of our corporate headquarters from California to Texas.
(d)	The aggregate tax effect of the adjustments in footnotes (b) and (c) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)
(in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Share:

Adjusted net income and adjusted net income per diluted share, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry. Management uses adjusted net income and adjusted net income per diluted share as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company's operations. Waste Connections provides adjusted net income to exclude the effects of items management believes impact the comparability of operating results between periods. Adjusted net income has limitations due to the fact that it excludes items that have an impact on the Company's financial condition and results of operations. Adjusted net income and adjusted net income per diluted share are not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted net income and adjusted net income per diluted share differently.

	Three months ended December 31,		Twelve months ended December 31,
	2013	2014	2013	2014
Reported net income attributable to Waste Connections	$49,426	$60,762	$195,655	$232,525
Adjustments:
Amortization of intangibles (a)	6,550	6,842	25,410	27,000
Acquisition-related expenses (b)	972	763	1,946	2,147
Impairments and other operating charges (gains) (c)	542	(3,444)	4,129	4,091
Loss on prior office leases (d)	-	-	9,902	-
Corporate relocation expenses (e)	113	-	750	-
Tax effect (f)	(3,128)	(1,596)	(16,117)	(12,747)
Impact of deferred tax adjustment (g)	-	-	-	1,220
Adjusted net income attributable to Waste Connections	$54,475	$63,327	$221,675	$254,236

Diluted earnings per common share attributable to Waste Connections' common stockholders:
Reported net income	$0.40	$0.49	$1.58	$1.86
Adjusted net income	$0.44	$0.51	$1.79	$2.04

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the elimination of acquisition-related transaction costs.
(c)	Reflects the addback of impairments and other operating charges (gains).
(d)	Reflects the addback of the loss on prior office leases in 2013 resulting primarily from the relocation of the Company's headquarters from California to Texas.
(e)	Reflects the addback of costs associated with the relocation of the Company's corporate headquarters from California to Texas.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.
(g)

Reflects the elimination of an increase to the income tax provision associated with an increase in the Company's deferred tax liabilities resulting from the enactment of New York State's 2014-2015 Budget Act on March 31, 2014.

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